EXHIBIT 21.1

LIST OF REWARDS NETWORK SUBSIDIARIES

1 Rewards Network Inc.

2 Rewards Network Services LLC

3 Rewards Network Establishment Services Inc.

4 Rewards Network International, Inc.

5 RTR Funding LLC

6 Rewards Network Canada GP Corporation

7 Rewards Network Canada LP

8 Restaurant Cash LLC

9 Restaurant Cash California LLC